                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-131045


PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED APRIL 10, 2006)


                           HEALTH FITNESS CORPORATION

                        6,681,000 SHARES OF COMMON STOCK

     This Prospectus Supplement No. 7 should be read in conjunction with the prospectus dated April 10, 2006 (as previously supplemented by prospectus supplements dated April 11, 2006, May 16, 2006, August 14, 2006, September 28, 2006, November 14, 2006 and December 4, 2006, collectively, the "Prospectus") relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.

     ON DECEMBER 27, 2006, WE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION THE ATTACHED FORM 8-K WITH RESPECT TO APPROVAL OF AMENDMENTS TO SEVERANCE PROVISIONS FOR CERTAIN NAMED EXECUTIVE OFFICERS AND A SPECIAL BONUS TO A NAMED EXECUTIVE OFFICER.

     The information contained in this Prospectus Supplement No. 7, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Prospectus.

     INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS DATED APRIL 10, 2006, TOGETHER WITH ANY ADDITIONAL OR MODIFIED RISK FACTORS CONTAINED IN SUPPLEMENTS TO SUCH PROSPECTUS.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 7. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

       THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 7 IS DECEMBER 27, 2006.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 21, 2006

                           HEALTH FITNESS CORPORATION
             (Exact name of Registrant as Specified in its Charter)

                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)

         0-25064                                       41-1580506
(Commission File Number)                             (IRS Employer
                                                   Identification No.)


                      3600 American Boulevard W., Suite 560
                          Minneapolis, Minnesota 55431
              (Address of Principal Executive Offices and Zip Code)

                                 (952) 831-6830
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

ITEM 5.02(E)

Approval of Amendments to Severance Provisions for Certain Named Executive Officers

     On December 21, 2006, the Compensation and Human Capital Committee of Health Fitness Corporation (the "Company") approved increases in the number of months of severance pay for certain executive officers of the Company.

     The Compensation and Human Capital Committee approved increases in the number of months of base salary payable to Wesley W. Winnekins, the Company's Chief Financial Officer, and Jeanne C. Crawford, the Company's Vice President of Human Resources, from three months to nine months, in each case in connection with termination without "cause" or termination due to a "change in control." Based upon their current base salaries, these increases would cause the severance amounts payable to Mr. Winnekins and Ms. Crawford to increase from $45,000 and $36,250, respectively, to $135,000 and $108,750, respectively. The Compensation and Human Capital Committee also approved an increase in the number of months of base salary payable to Brian Gagne, the Company's Vice President of Program Services, from three months to six months, in connection with a termination without "cause" or due to a "change in control." Based upon his current base salary, this increase would cause the severance amount payable to Mr. Gagne to increase from $35,500 to $71,000.

     The Compensation and Human Capital Committee also approved an increase in the number of months of base salary payable to Michael Seethaler, the Company's National Vice President of Business Development, from three months to four months, in connection with a termination without "cause." Based upon his current base salary, this increase would cause the severance amount payable to Mr. Seethaler to increase from $35,000 to $46,667.

     In the event that the base salary of any of these executive officers is increased, then the severance amounts payable to such executive officer would increase accordingly.

     In connection with these approvals, the Company intends to enter into written amendments to the employment agreements of these executive officers.

Approval of a Special Bonus for Brian Gagne

     On December 21, 2006, the Compensation and Human Capital Committee approved the award of a special cash bonus of $15,000 to Mr. Gagne for his contributions to the Company during 2006. The special bonus is in addition to any bonus to which Mr. Gagne may be entitled under the Company's 2006 Executive Bonus Plan.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2006

                                            HEALTH FITNESS CORPORATION

                                            By:    /s/ Wesley W. Winnekins
                                                -------------------------------
                                                   Wesley W. Winnekins
                                                   Chief Financial Officer